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                                                                   Exhibit 10.ll

                             COMPANY CONFIDENTIAL
                             Employment Agreement


     THIS EMPLOYMENT AGREEMENT is entered into by and between Ronald W. Hoppel (hereinafter referred to as "Employee") and BW/IP, Inc.


     WHEREAS, Employee has been employed by BW/IP, Inc. or its subsidiaries or predecessors (hereinafter individually or collectively referred to as "BWIP") since March of 1964 in various positions and until August 13, 1996 in the executive capacity of Vice President and Pump Division President.


     WHEREAS, Employee and BWIP desire to continue Employee's employment relationship in a capacity other than as an officer of BWIP on the terms and for the period set forth herein.


     THEREFORE, in consideration of the mutual obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and BWIP agree as follows:


          1.        Employment of Employee by BWIP.  BWIP agrees to employ
                    ------------------------------
Employee through March 31, 2000, at which time Employee agrees to retire.
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          2.        Duties.  Employee shall render his utmost cooperation in the
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conduct of the business affairs of BWIP performing such mutually agreeable services as may be directed by President and CEO of BWIP or their successors which are consistent with his former position as a corporate officer, and Employee shall devote such time as shall be necessary and mutually agreeable to fully discharge his obligation hereunder. Employee shall be based in San Pedro or such other location as Employee shall select.


          3.        Salary.   BWIP shall pay to Employee in accord with its
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normal payroll practices, the monthly equivalent of $242,000 per annum through
March 31, 1997, and shall pay Employee the monthly equivalent of $125,800 commencing April 1, 1997 and terminating on March 31, 2000. Payment of this amount shall be deemed to include payment for any vacation, holiday or salary continuation benefits to which Employee would otherwise be entitled as an employee during the period preceding or covered by this Agreement.


         4.         Benefit(s).  Until the dates specified below, Employee shall
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be provided with the following benefits.

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                   (a) Until March 31, 2000 Employee shall be provided all group insurance benefits (life, medical, long term disability and dental) to which he would have been entitled had he remained an officer of BWIP and received annual compensation of $242,000 or $125,800, as the case may be, and under the same terms and conditions.

                   (b) Until March 31, 2000, Employee shall continue to be an active employee participant in the BW/IP International, Inc. Retirement Plan; the BW/IP International, Inc. Supplemental Executive Retirement Plan ("SERP"); and the BW/IP International, Inc. Capital Accumulation Plan ("CAP Plan").

                   (c) Employee shall be ineligible for participation in the BW/IP International, Inc. Management Incentive Plan for calendar year 1996 and thereafter. Employee shall no longer be eligible for the award of Stock Options or any other form of incentive or contingent compensation under the BW/IP, Inc. Long Term Incentive Plan or any other incentive compensation plan or program. This provision shall not effect the rights of Employee under any previously granted stock options under the 1991 or 1996 Long Term Incentive Plans.

                   (d) Until, January 1, 1998 Employee shall have the continued use of the BWIP automobile currently in possession of and driven by Employee and BWIP shall pay or reimburse

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Employee for all expenses incurred in connection with the use of said automobile in accordance with the existing BWIP policy regarding BWIP leased or owned automobiles. On January 1, 1998, the automobile will, be transferred to Employee at no cost, however, Employee shall be responsible for any transfer fees or taxes, including income taxes attributable to the transfer of the automobile.

                   (e) Until June 30, 1998, Employee shall be provided with tax preparation and financial planning benefits in accordance with existing BWIP policy. The maximum amount to which Employee is entitled under this policy is $3,000 per calendar year.

                   (f) The Employment Continuation Agreement between Employee and BWIP dated January 2, 1996 which provides Employee with certain benefits following a "Change of Control" of BWIP (as that term is defined in the agreement) shall terminate upon the execution of this Agreement and shall thereafter be treated as void and without effect.

                   (g) Employee shall not be eligible for any additional benefits provided to other employees of BWIP under any policy, practice, or plan currently in existence or which may be adopted in the future except to the extent expressly provided for in this Agreement .

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                  (h) Business Expenses.  Employee is not authorized to incur
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business expenses on behalf of BWIP without the prior authorization or direction of the President and CEO of BWIP.


          5.   Death or Disability of Employee.  In the event of the death of
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Employee prior to March 31, 2000 the balance of any payments due under Section 3 hereof shall be paid and shall be payable to Employee's estate or The Hoppel Family Trust in a lump sum. In the event of Employee's disability during the term hereof, including total and permanent disability, the obligations of BWIP to Employee hereunder shall not be altered or modified except that the salary under Section 3 hereof shall be reduced by the amount of any disability payments received by Employee pursuant to any long term disability coverage provided by BWIP.


          6.   Termination.   This Agreement may be terminated at any time for
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any reason by Employee upon thirty (30) days written notice delivered to BWIP.
This Agreement may be terminated by BWIP only in the event of a breach of Employees obligations under the Covenant Against Competition attached hereto as Exhibit "A," or a material breach of any of the Employee's obligations hereunder. Upon termination of this Agreement all obligations of

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BWIP and Employee hereunder shall cease except as provided in Sections 7,8,12, and 13, and Exhibits A and B hereof.

          7.   Covenant Against Competition.  Employee agrees to execute
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simultaneously with the Employment Agreement the Covenant Against Competition,
attached hereto as Exhibit "A", the provisions of which are acknowledged and agreed by the parties to survive the termination of this Agreement. Employee acknowledges that a material part of the inducement for BWIP to enter into this Agreement are Employee's covenants with respect to non-competition, non-disclosure, non-cooperation and non-solicitation contained in Exhibit "A". Employee agrees that if employee shall breach any covenant contained in Exhibit "A", BWIP shall have no further obligation to pay Employee any benefits otherwise payable hereunder, or otherwise perform or honor any of its obligations hereunder. BWIP shall not withhold payment from Employee until the issue of Employee's breach of the covenant against competition has been finally determined through arbitration or litigation. Employee agrees and undertakes to repay in full to BWIP, all amounts paid to Employee pursuant to this Agreement during any period when he is determined to have been in violation of the covenant against competition.

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          8.   Waiver and Release.  Employee agrees to execute simultaneously
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with this Agreement the Waiver and Release attached hereto as Exhibit "B", the provisions of which are acknowledged and agreed by the parties to survive the termination of this Agreement.


          9.   Integration.   This Agreement and Exhibits "A" and "B" attached
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hereto together constitute the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings whether written or oral between the parties pertaining to the subject matter hereof. This Agreement may only be amended by a written instrument executed by the parties hereto.


          10.  Severability.  If any provision of this Agreement is deemed by
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law to be void, invalid or inoperative for any reason, or any phrase or clause within such provision is deemed by law to be void, invalid or inoperative, that phrase, clause or provision shall be deemed modified to the extent necessary to make it valid and operative, or if it cannot be so modified, then such phrase, clause or provision shall be deemed severed from this Agreement, with the remaining phrases, clauses and provisions continuing in full force and effect as if the agreement had been signed with the void, invalid or inoperative

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portion so modified or eliminated. In addition, a phrase, clause or provision shall be substituted which is consistent with the intent of this Agreement and the severed phrase, clause or provision which provides the maximum protection to the parties original agreement as is available at law.


          11.  Applicable Law.  This Agreement shall be governed by and enforced
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in accordance with the laws of the State of California.


          12.  Arbitration.  All controversies, claims, disputes and matters in
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question arising out of, or relating to, this Agreement or the breach thereof, shall be decided by arbitration in accordance with the provisions of this Section. The arbitration proceedings shall be conducted under the applicable rules of the American Arbitration Association in effect at the time a written demand for arbitration under the rules is made by one party hereto to the other party. The decision of the arbitrator selected by the parties, including the determination of the amount of damages suffered by either party, shall be conclusive, final and binding on the parties hereto, their respective heirs, legal representatives, successors and assigns. The losing party shall pay to the prevailing party its expenses in the arbitration including administrative costs of the American

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Arbitration Association, the arbitrator's fees and expenses, attorney's fees and expenses, expert witnesses fees and expenses and for all other costs and expenses incurred in presenting its case.


          13.  Attorney's Fees and Costs.  In the event that it shall be
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necessary for either party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorney's fees.


          14   Binding Agreement.  The terms and conditions of this Agreement
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shall be binding upon and inure to the benefit of the successor and assignees of
BWIP and to the personal representative, heirs and legatees of Employee.


          15.  Drafting of Agreement, Construction.  The parties hereto
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acknowledge and agree that no provision in this Agreement shall be interpreted for or against any party because that party or that party's attorney drafted the provision. Neither this agreement nor any action taken pursuant thereto shall be construed or deemed to be evidence of an admission on the part of

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any party hereto or any of his or its employees, agents, representatives or attorneys, of any fact, matter or thing.

          16.  Captions.  The captions of any provisions herein are included for
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convenient reference only, and the same shall not be, nor be deemed to be, interpretive of the contents of such provisions.

          IN WITNESS WHEREOF, the undersigned parties have executed this Agreement at Long Beach, California.


Date:  Febraury 19, 1997          Ronald W. Hoppel
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                                  RONALD W. HOPPEL



                              BW/IP, INC.


Date:  March 4, 1997          By: John D. Hannesson
       -----------------         -----------------
                                  Vice President



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